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                                                                    EXHIBIT 99.3

                                    Abstract

Intra-arterial administration of a replication-selective adenovirus Cl-1042 (ONYX-015) in patients with colorectal carcinoma metastatic to the liver: safety, feasibility and biological activity

T. Reid, E. Galanis, J. Abbruzzese, D. Sze, J. Andrews, B. Radlev, L. Romel, J. Rubin and D. Kirn

Both replication-incompetent and replication-selective adenoviruses are being developed for the treatment of cancer and other diseases. A phase I/ II dose escalation trial was performed in patients with liver-predominant gastrointestinal carcinoma (n=33 total; primarily colorectal). Inclusion criteria included KPS > 70%, AST/ALT < 3 times the upper limit of normal, T.bili < 2.0, and < 50% liver replacement by tumor. CI-1042 (ONYX-015) was infused into the hepatic artery at doses of 2x10(8) - 2x10(12) particles for two cycles (days 1 and 8). Subsequent cycles of CI-1042 (ONYX-015) were administered in combination with intravenous 5-fluorouracil (5-FU) and leucovorin. No dose-limiting toxicity, maximally-tolerated dose or treatment-emergent clinical hepatotoxicity were identified following CI-1042 (ONYX-015) infusion. Mild to moderate fever, rigors and fatigue were the most common adverse events. Expression of IL-1, -6, tumor necrosis factor and interferon-gamma increased within 3 hours and IL-10 by 18 hours. Antibody titers increased significantly in all patients. Objective responses were demonstrated in combination with chemotherapy, including one patient who was refractory to both 5-FU and CI-1042 (ONYX-015) as single agents. Viremia was observed 3 days after infusion in patients treated at the highest dose levels. Of the 33 patients enrolled in the study, the survival of the 27 patients receiving the highest doses of CI-1042 (ONYX-015) is prolonged compared to the survival of the 6 patients treated during the dose escalation phase. Hepatic artery infusion of the attenuated adenovirus CI-1042 (ONYX-015) was well-tolerated, there were no dose limiting toxicities and there was evidence of infection, replication and antitumoral activity.

                                  Study Summary

SAFETY. In this phase I/II study, CI-1042 (ONYX-015) was administered by hepatic artery infusion into patients with measurable gastrointestinal cancer involving the liver. Treatment was initiated at 10e7 pfu/infusion and escalated in 0.5 log increments to 10e11 pfu/infusion. There have been no dose-limiting toxicities; however, most patients experienced grade I/II fevers. Transient rigors starting 1 to 2 hours after the infusion were common in the patients treated at the highest dose levels and were readily controlled with Benadryl or Demerol and Phenergan. Other adverse reactions included anemia, cytopenias, nausea, mucositis and fatigue.

RESPONSE/SURVIVAL. 33 patients were enrolled in the study. 6 patients were treated in the dose escalation phase and 27 patients were treated at the highest administered dose. The survival of the patients who received the highest doses of

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CI-1042 (ONYX-015) is prolonged compared to the patients on the dose escalation phase of the study.

VIRAL REPLICATION. The virus is rapidly cleared from the blood following arterial infusion, but the second peak of activity observed 3 days following the infusion suggests ongoing viral replication.

CYTOKINE ANALYSIS. IL-1, IL-6, TNF, and IFN gamma increased significantly by 3 hours following infusion, especially IL-1 which was undetectable at baseline. The expression of these cytokines returned to near baseline by 18 hours after infusion. In contrast, IL-10 expression remained unchanged at 3 hours following infusion of CI-1042 (ONYX-015), but was increased by 18 hours following the infusion. Baseline levels of interferon, TNF, IL-6 and IL-10 are elevated in subsequent cycles (cycles 2-4) following exposure to CI-1042 (ONYX-015).

SELECTIVITY. Despite the extensive tumor necrosis observed in these patients, treatment resulted in only minor and transient increases in serum transaminase levels, confirming the safety and selectivity of CI-1042 (ONYX-015) administered by hepatic artery infusion.




FORWARD-LOOKING STATEMENT

This abstract contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from Onyx's expectations.